Exhibit 99.1

Contacts:

Jack M. Swig
MFIC Corporation
Tel. 617-969-5452
E-mail: info@mfics.com

Sarah Cavanaugh
MacDougall Biomedical Communications
Tel. 508-647-0209
E-mail: scavanaugh@macbiocom.com

FOR IMMEDIATE RELEASE

MFIC Corporation Announces Second Quarter Financial Results

NEWTON, MA, August 14, 2007—(BUSINESS WIRE)—MFIC Corporation (OTCBB: MFIC - News) today reported financial results for the quarter ended June 30, 2007. MFIC is an industry-leader in high-shear processing equipment to produce the most uniform and smallest liquid and solid particles available for the biotech, pharmaceutical, chemical, personal care and food industries.

MFIC reported that for the second quarter ended June 30, 2007, the company posted revenues of approximately $3.6 million compared to approximately $3.9 million during the second quarter of 2006, representing a decrease of approximately 9%.

“Although the first two quarters did not meet our expectations, we are beginning to see signs of improved performance. In July we secured orders for several large production units from new customers and we are seeing an increasing number of requests for quotations for our new standard biopharmaceutical pilot units and our production Microfluidizer® processor systems. Also, our new Microfluidics Technology Center is conducting sample tests at a level that is equivalent with the record-setting rate of 2006 and past experience has demonstrated that approximately 30% of all sample tests result in sales of equipment within two years,” stated Robert P. Bruno, President and Chief Operating Officer of MFIC Corporation. “We are also looking forward to the upcoming launch of our new M-110P in the third quarter, a benchtop plug and play unit that provides a formulation solution for customers lacking the laboratory requirements needed to operate some of our larger pieces of equipment.”

For the second quarter ended June 30, 2007, the Company posted a net loss of $107,000, or $.01 per diluted share, as compared with net income of $128,000, or $0.01 per diluted share, for the quarter ended June 30, 2006. The second quarter 2007 results included no income tax provision while the second quarter of 2006 included an income tax expense of $86,000.

Operating expenses increased by $332,000, or 18% to $2.2 million for the quarter ended June 30, 2007 from $1.9 million for the quarter ended June 30, 2006. The increase was primarily due to commission expenses resulting from an increase in sales by direct and indirect sales representatives, non-cash stock-based compensation in accordance with SFAS 123R and additional staffing and programs initially undertaken in 2005 to grow the business, including, but not limited to additional facilities space and expense, investment in research and discovery, the hiring of additional salespeople in key markets and an increase in sales related marketing and advertising expense.

The Company’s order backlog at June 30, 2007 was $3 million compared to backlogs of $3.4 million and $2.9 million on June 30, 2006 and March 31, 2007, respectively.  Backlog represents orders in hand that typically take between one and six months to deliver, with the exception of a chamber supply order scheduled to ship over a longer period.

For the six-month period ended June 30, 2007, revenues decreased by $703,000, or 10%, to approximately $6.4 million, and the Company reported a net loss of $0.05 per share, as compared with approximately $7 million in revenues, and a net profit of $0.02 per share, for the first six months of 2006.

During the second quarter 2007 MFIC Corporation accomplished several significant milestones:

•                  Opened the Microfluidics Technology Center, which serves as an innovation hub for the Company’s highly-specialized research team.

•                  Retained an executive search firm to fill the CEO position.

•                  Presented data supporting the significance of Microfluidics Reaction Technology (MRT) during a poster presentation at the Nano Science and Technology Institute (NSTI) Nanotech 2007 Conference.

“We’ve put multiple factors in play to support long-term revenue growth,” said James Little, Acting Chairman of MFIC Corporation. “We’ve established a global brand and built a top-name customer base. Our investment in research and discovery has been fruitful and in the next six months, we hope to introduce two new product solutions to the market. We look forward to continuing to lead the market in high-value formulation and cell disruption equipment.”

Notice to Investors/Stockholders:

MFIC will hold a conference call at 4:00 PM Eastern Time on Tuesday, August 14, 2007 to discuss second quarter financial results. Management’s discussion will be followed by a question and answer period. Participants are invited to attend the call by visiting www.mficcorp.com or by dialing:

866-543-6411 (International: 617-213-8900)
Passcode: 43089243

For those who cannot listen and participate in the live event, a replay of the call will be available on the Company’s website: www.mficcorp.com. A re-broadcast of the conference call will also be available until August 28, 2007 by dialing:

888-286-8010 (International: 617-801-6888)
Passcode: 10716893

About MFIC Corporation:

MFIC Corporation, through its Microfluidics Division, designs, manufactures and distributes patented and proprietary high performance Microfluidizer® materials processing and formulation equipment to the biotechnology, pharmaceutical, chemical, cosmetics/personal care, and food industries. MFIC applies its 20 years of high pressure processing experience to produce the most uniform and smallest liquid and suspended solid particles available, and has provided manufacturing systems for nanoparticle products for more than 15 years.

The Company is a leader in advanced materials processing equipment for laboratory, pilot scale and manufacturing applications, offering innovative technology and comprehensive solutions for nanoparticles and other materials processing and production. More than 3,000 systems are in use and afford significant competitive and economic advantages to MFIC equipment customers.

Forward Looking Statement:

Management believes that this release contains forward-looking statements that are subject to certain risks and uncertainties including statements relating to the Company’s plan to attain and/or increase operating profitability and/or to achieve net profitability.  Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties that could cause actual results achieved by the Company to differ materially from those described in the forward-looking statements.  The Company cautions investors that there can be no assurance that the actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including but not limited to the following risks and uncertainties: (i) whether the performance advantages of the Company’s Microfluidizer® materials processing equipment will be realized commercially or that a commercial market for the equipment will continue to develop, (ii) whether the performance advantages of the Company’s MMR and MRT nanoparticle production systems will be realized commercially, (iii) whether the Company will be able to increase its market penetration and market share, (iv) whether the timing of orders will significantly affect quarterly revenues and resulting net income results for particular quarters which may cause increased volatility in the Company’s stock price, and (v) whether the Company will have access to sufficient working capital through continued and improving cash flow from sales, and ongoing borrowing availability, the latter being subject to the Company’s ability to comply with the covenants and terms of its loan agreement with its senior lender.

—Financial Charts Follow—

MFIC Corporation

Condensed Consolidated Statements of Operations

(Unaudited — in thousands, except per share amounts)

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2007	2006	2007	2006
Revenues	$3,557	$3,910	$6,358	$7,061
Cost of sales	1,453	1,801	2,646	3,248
Gross profit	2,104	2,109	3,712	3,813
Operating expenses:
Research and development	438	453	974	850
Selling	984	741	1,808	1,357
General and administrative	805	701	1,483	1,323
	2,227	1,895	4,265	3,530
(Loss) income from operations	(123)	214	(553)	283
Interest expense	(1)	(10)	(9)	(20)
Interest income	17	10	38	20
(Loss) income before income tax provision	(107)	214	(524)	283
Income tax provision	—	86	—	113
Net (loss) income	$(107)	$128	$(524)	$170
Net (loss) income per common share:
Basic	$(0.01)	$0.01	$(0.05)	$0.02
Diluted	$(0.01)	$0.01	$(0.05)	$0.02
Weighted average number of common and common equivalent shares outstanding:
Basic	10,180	9,974	10,152	9,963
Diluted	10,180	10,990	10,152	11,038

Summary Consolidated Unaudited Balance Sheet Information

(Unaudited — in thousands)

	June 30, 2007	December 31, 2006
Current Assets*	$6,731	$7,857
Current Liabilities	$1,508	$2,213
Total Stockholders’ Equity	$5,628	$5,948

*                    Cash on hand at June 30, 2007 is $1.3 million.